Exhibit 99.1

Vapotherm Announces Closing of Debt Refinancing

EXETER, New Hampshire, October 22, 2020 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary high velocity therapy, which is used to treat patients of all ages suffering from respiratory distress, today announced that it has entered into a loan and security agreement with CIBC Innovation Banking that provides the Company with up to $52 million in debt financing through a combination of a term loan facility and a revolving credit facility. Proceeds of the facilities will be used to repay the Company’s existing revolving loan facility and term loan facility.

"We are pleased to announce this debt refinancing with CIBC Innovation Banking, a leading financial institution in the healthcare space," said John Landry, Sr. Vice President and Chief Financial Officer of Vapotherm. "This financing provides us with incremental flexibility in order to continue to grow the business while reducing our weighted average cost of capital.”

The agreement provides the Company with a term loan of $40 million, which matures five years from closing. Advances under the term loan bear interest at an annual rate equal to the Wall Street Journal Prime Rate plus 2.5%, with interest-only payments for the first 36 months before the loan begins to amortize in 24 equal monthly installments. The agreement also provides the Company with a revolving line of credit of up to $12 million. The revolving line of credit matures two years from closing and advances under the revolving credit facility bear interest at an annual rate equal to the Wall Street Journal Prime Rate plus 1.0%. The term loan facility and the revolving credit facility are secured by a lien on substantially all of the assets of the Company, including the Company’s intellectual property. Additional details regarding the agreement and the facilities are included in the Company’s Current Report on Form 8-K and the Company’s loan and security agreement, which are expected to be filed on October 22, 2020 with the Securities and Exchange Commission.

On October 21, 2020, the Company utilized approximately $40 million under its new term loan facility, approximately $4.9 million of the new revolving credit facility, and cash to pay off all outstanding obligations under its prior term loan facility with Perceptive Credit Holdings II, L.P. and to pay off all outstanding obligations under its prior revolving credit facility with Western Alliance Bank.

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 2.3 million patients have been treated with Vapotherm high velocity therapy. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one user-friendly tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, Securities and Exchange Commission filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this press release.

SOURCE:  Vapotherm, Inc.

Investor Relations Contact:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1-(603)-658-0011